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                                                                    Exhibit 10.2
                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS AGREEMENT made as of this 11th day of November, 1999, by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and FRANK TWORECKE ("Employee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     In consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

     1.  Position and Responsibilities
         -----------------------------

         (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as the Company's Vice Chairman and Chief Merchandising Officer. Employee shall have all the duties and responsibilities normally attendant to the position of Vice Chairman and Chief Merchandising Officer and shall report directly to the Chief Executive Officer of the Company. The Company will also as soon as practicable following the Effective Date nominate Employee to serve on the Board of Directors ("Board") for as long as he remains employed by the Company.

         (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other company while employed by the Company.

However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall this clause be construed as preventing Employee from investing his assets in such other form or manner as will not require any services on the part of the Employee in the operation or the affairs of entities in which such investments are made. Notwithstanding the forgoing, Employee may continue to serve on the Boards of Directors of Weather Vane Retail Corporation and South Moon Under provided that such activities do not significantly interfere with Employee's duties under this Agreement. Approval of other board memberships and participation in lectures and teaching activities will be at the discretion of the Chief Executive Officer, however, such approval will not be unreasonably withheld.

         (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or a member of his family owns less than one percent of the outstanding stock.

     2.  Term of Agreement   This Agreement, and Employee's employment
         -----------------
hereunder, shall commence as of November 11, 1999 (the "Effective Date"), and shall continue through and terminate on February 1, 2003, unless sooner terminated in accordance with Paragraph 13 below.

     3.  Place of  Performance   Employee shall be based at the regular
         ---------------------
executive offices of the Company, except for travel required for Company business. The Company's executive offices currently are located in York, Pennsylvania, but may be relocated at the sole discretion of

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

the Board. In the event of a relocation of the Company's executive offices requiring Employee to relocate his residence, Employee shall relocate subject to reimbursement for relocation expenses on the same basis and to the same extent as other similarly situated Company executives.

     4.  Compensation
         ------------

         (a) Salary   Employee shall receive a base salary at the annual rate
             ------
of $450,000. This base salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company's regular executive payroll practices in effect from time to time. The annual base salary may be reviewed from time to time during the term of this Agreement by the Compensation Committee of the Board to ascertain whether, in the sole discretion of the Compensation Committee, such base salary should be increased, and once increased, such base salary shall not be decreased.

         (b) Bonus   Commencing February 1, 2000 Employee shall be eligible to
             -----
earn an annual bonus of up to 75% of his base salary in accordance with objectives to be determined by the Company. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its computation. Accordingly, Employee shall be eligible to receive his first bonus payment in April, 2001.

         (c) Stock Options   On the Effective Date, Employee shall receive (i)
             -------------
a one time grant of options to purchase 200,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of the stock on the date of grant ("Options") of which 75,000 shall be incentive stock options ("ISOs") or, if lower, the maximum number of ISOs as permitted under the Plan. The Options will be granted pursuant to the terms of the Company's Amended and Restated 1991 Stock Option and Restricted Stock Plan or a similar plan ("the Plan"). The

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

Options shall vest in three annual equal installments on the first, second and third anniversaries of the Effective Date. If Employee is discharged other than for Cause or resigns for Good Reason prior to the expiration of the Term, the Options shall immediately vest and may be exercised during the 90 day period following Employee's cessation of employment. If Employee's employment ceases due to death or disability pursuant to paragraphs 13(a) or (b), one half of the then unvested Options shall vest to the extent permissible under the Plan and may be exercisable as provided pursuant thereto. If Employee is discharged for Cause or resigns other than for Good Reason prior to the expiration of the Term, he shall forfeit his interest in all non-vested Options. The grant of the options shall be substantially in the form set forth as Exhibit A hereto, the terms of which shall control the options.

     5.  Allowances
         ----------

         (a) Car Allowance  The Company shall provide Employee with a leased
             -------------
Lexus 400 model or equivalent car. In addition, the Company shall pay Employee for Employee's reasonable (i) car insurance; (ii) car phone and bills for car phone charges; and (iii) car maintenance and other costs of operation, upon Employee's timely submission of documentation regarding these expenses, so long as these expenses are deemed reasonable by the Company.

         (b) Special Allowance   The Company shall pay Employee $10,000, less
             -----------------
taxes and normal deductions, as a special allowance to defray dues for membership in a club. Employee shall provide documentation of his use of the allowance sufficient to allow the Company to account for the allowance.

         (c) Home Purchase   If the Employee decides to purchase a new
             -------------
principal residence after the completion of one (1) year of employment, he shall receive reimbursement for

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

real estate commissions, attorneys fees and bank origination fees incurred in the sale of his current residence and purchase of his new residence in a total not to exceed $50,000, provided that: (1) Employee's most recent performance evaluation rating is "effective" or higher; (2) his performance subsequent to the evaluation is satisfactory; and (3) he is in compliance with his obligations under this Agreement.

     6.  Insurance
         ---------

         (a) Life Insurance   Upon execution of the Agreement, the Company
             --------------
agrees to pay Employee $10,000 which the Employee shall use to purchase life insurance of his choice in his name. Thereafter, on or about February 1, 2001 and on February 1, 2002, the Company agrees to pay Employee an additional $10,000 which the Employee shall also use to purchase life insurance of his choice in his name.

         (b) Medical Insurance   Employee and his eligible dependents shall be
             -----------------
eligible to participate in the Company's group medical plans in accordance with the terms of such plans and, subject to the restrictions and limitations contained in the insurance agreement or agreements.

         (c) Medical Allowance   The Company shall pay Employee up to $5,000
             -----------------
per year for medical expenses which are not covered by the Company's medical plan.

     7.  Loan and Repayment Schedule   Within ten (10) business days of
         ---------------------------
Employee's execution of this Agreement and commencement of employment hereunder, the Company shall loan Employee $160,000 bearing interest at the "applicable federal rate" as the term is used by the Internal Revenue Code for a thirty-six
(36) month term to be repaid in thirty-six (36) equal monthly installments. Employee shall receive a monthly payment during the term of said loan in a gross amount prior to tax resulting in a net amount, after tax, equivalent to the monthly loan

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

balance due from Employee. In the event of a Change of Control if Employee's employment ceases for any reason after the expiration of three months, termination by the Company without Cause, resignation of the Employee for Good Reason or termination due to the Employee's Death or Disability, the remaining loan balance will be immediately forgiven and a tax gross-up payment shall be provided by the Company within thirty (30) days. If Employee's employment with the Company terminates for any other reason, including his resignation without Good Reason, prior to his completion of thirty-six (36) months, Employee agrees that the balance of the $160,000 loan shall be repaid to the Company within thirty (30) days of his separation of employment.

     8.  Other Benefits   Employee shall be eligible to participate in the
         --------------
Company's profit sharing plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other executives of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided however, that payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company's executives generally. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for three weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which the Employee does not work the entire calendar year.

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

     9.  Supplemental Retirement Benefit     In the event that Employee
         -------------------------------
completes five (5) consecutive years of employment and continues his employment with the Company he will become eligible for and vest in a supplemental retirement benefit in the amount of $50,000 a year. For each full year that the Employee remains in the Company's employ after the completion of the first five
(5) years, the amount of the annual supplemental retirement benefit to which Employee shall receive shall increase by $15,000 per year. The maximum supplemental retirement benefit the Employee can receive is $125,000 per year. The Supplemental Retirement Benefit shall be payable in equal monthly installments commencing with the month Employee's employment with the Company ceases (after the benefit vests) through the month of the date of Employee's death at age sixty-five (65) or greater. If Employee dies after the benefit vests but before he reaches age sixty-five (65), whether he is still employed with the Company, the Company will pay Employee's estate the amount of the vested benefit, until the date of his 65th birthday. The Employee's entitlement to this supplemental benefit shall terminate and the benefit will be forfeited if (a) the Employee ceases employment with the Company at any time prior to vesting for any reason; (b) the Employee violates any portion of the Agreement or any subsequent agreement between him and the Company (even after vesting); or
(c) the Board determines at any time before or after termination of employment that Employee is guilty of dishonesty or other unlawful acts causing injury or damage to the Company, its employees or customers (even after vesting).

     10. Business Expenses   The Company shall pay or reimburse Employee for
         -----------------
reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement upon receipt of vouchers therefor and in

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

accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

     11.  Legal Fees   The Company will reimburse Employee for attorney's fees
          ----------
reasonably incurred in connection with the negotiation of this Agreement up to $6,000.

     12.  Disability or Incapacity   If Employee becomes physically or mentally
          ------------------------
unable to perform his essential duties hereunder, with or without reasonable accommodations, the Company will continue Employee's benefits provided under this Agreement to the extent permitted by the applicable plan documents or insurance agreements and will pay Employee the difference between his base salary and any benefits received by him under any disability insurance policy during the period of the disability or incapacity for up to the lesser of either 13 weeks following the date Employee is first unable to perform his duties due to such disability or incapacity or for a cumulative period of 26 weeks during the term of this Agreement. In addition, the Company shall continue such benefits and compensation referred to above for so long as the Company elects not to terminate Employee pursuant to Paragraph 13 below.

     13.  Termination of Employment   Notwithstanding any other provision of
          -------------------------
this Agreement, Employee's employment and all of the Company's obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under Paragraph 14 below in any of the following circumstances:

          (a) Disability or Incapacity   In the event of Employee's physical or
              ------------------------
mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

          (b) Death of Employee   In the event of Employee's death.
              -----------------

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          (c)  Resignation for Good Reason   Employee may resign for "Good
               ---------------------------
Reason," defined below, upon 30 days' written notice by Employee to the Company except as set forth in paragraph 13(d) below. The Company may waive Employee's obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, "Good Reason" shall mean any of the following violations of this Agreement by the Company: causing Employee to cease to be Vice Chairman and Chief Merchandising Officer with commensurate duties and responsibilities; causing the Employee to cease reporting to the CEO; any reduction in the Employee's base salary; any reduction in the Employee's potential bonus eligibility amount; and any substantial breach of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute "Good Reason" unless the Employee provides the Company with written notice detailing the matters he asserts to be "Good Reason" which the Company does not cure within thirty (30) days of receiving the notice.

          (d)  Change in Control   In the event of a Change of Control, the
               -----------------
Employee shall be prohibited from resigning for Good Reason for a period of three months following the Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to occur if:

               (i) any "person," as such term is defined under Sections 3(a)(9) and 13(d) of the Exchange Act, who is not an Affiliate of Company on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company's Voting Stock;

               (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

               (iii) the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of Company is continued following any such transaction by a resulting entity (which may be, but need not be, Company) and the shareholders of Company immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity; or

               (iv) if any shareholder owns stock possessing a greater voting power than held by M. Thomas Grumbacher and his family, or if M. Thomas Grumbacher and his family control less than 20% of the Voting Stock.

          (e)  Discharge for Cause  Company may discharge Employee at any time
               -------------------
for "Cause," which shall be limited to: willful and proven violation of reasonable directives from either the Board or CEO or of standards of conduct established by law; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made in this Agreement; or breach of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other capacity - except work for or advice to South Moon Under in his capacity as a board member that does not significantly interfere with his employment - while still an Employee of the Company).

          (f)  Discharge without Cause   Notwithstanding any other provision of
               -----------------------
this Agreement, Employee's employment and any and all of the Company's obligations under this

Agreement (excluding any obligations the Company may have under Paragraph 14 below) may be terminated by the Company at any time without Cause.

          (g)  General
               -------

               (i) Termination of Employee's employment pursuant to this Paragraph 13 shall release the Company of all of its liabilities and obligations under this Agreement, except as expressly provided under Paragraph 14 below.

               (ii) Termination of Employee's employment pursuant to this Paragraph 13 shall not release Employee from Employee's obligations and restrictions under Paragraphs 15 and 16 of this Agreement, and his loan repayment obligation in Paragraph 7.

     14.  Payments Upon Termination
          -------------------------

          (a)  Discharge Without Cause or Resignation for Good Reason.  If
               -------------------------------------------------------
Employee is discharged without Cause or resigns for Good Reason:

               (i) Within the first two (2) years of this Agreement, Employee shall receive his base salary (paid in monthly installments) and benefits and allowances under paragraphs 5(a), 6(a)-(c) and 8, to the extent permissible under the applicable plans and policies (("Continued Benefits") for eighteen
(18) months.

               (ii) After the first two (2) years of this agreement but before the term of the agreement expires, Employee will receive his base salary (paid in monthly installments) and Continued Benefits for twelve (12) months.

               (iii) Employee will receive a prorated portion (based on the number of days employed in the fiscal year) of the bonus which would have been earned by the Employee under Paragraph 4(b) above, for said fiscal year based on the Company's full year's performance.

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

The bonus, if any, will be paid as soon as practicable after the end of the fiscal year in which the termination occurs.

               (iv) Employee's Options shall immediately vest and he will receive any payout to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restriction and payout schedules contained in those plans.

               (v) Any remaining balance of the loan under Paragraph 7 shall be forgiven and a tax gross-up payment shall be provided to Employee within thirty (30) days of his termination.

               (vi)  The Company's obligation for base salary under subparagraph
(i) above shall be offset by fifty percent (50%) of any base salary from employment with another employer during this period, or compensation earned by Employee through self-employment (except for income from Employee's investments in securities or real estate) and its obligation to continue medical and life insurance shall cease upon Employee's acceptance of other employment pursuant to which comparable coverage is normally provided. (With respect to the life insurance, the Company's obligation will be limited to the difference between the amount of coverage the Company is required to provide under this Agreement and the amount for which the Employee is eligible with his new employer.) Moreover, the Company's obligations under subparagraph (i) above shall cease in the event that Employee breaches any of the restrictions set forth in Paragraphs 15 or 16 below.

               (vii) The Employee's right to commencement and continuation of payments and Continued Benefits under 14(a)(i)-(ii), vesting of options under 14(a)(iv) and loan forgiveness and payment under 14(a)(v) shall be contingent upon (i) execution by the Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in a form satisfactory to the Company in favor of the Company and its officers, directors, executives and agents substantially similar in substance to the release attached as Exhibit "B" which he does not revoke; and (ii) compliance by the Employee with all of the terms of this Agreement including without limitation paragraphs 15 and 16 hereof. Employer in connection with Employee's release shall execute a general release of claims against Employee (including without limitation contractual, common law and statutory claims) but preserving and excluding matters constituting Cause under paragraph 13(e) above, substantially in the form attached hereto as Exhibit "C".

               (viii) Except as set forth above in this Paragraph 14(a), Employee shall not be eligible for any payments or other benefits upon termination of his employment without Cause or resignation for Good Reason.

     (b)  Death or Disability/Incapacity
          ------------------------------

               (i) On death, Employee's estate's sole entitlement will be to base salary for any days worked prior to his death, forgiveness of any remaining loan balance and corresponding tax gross-up payment under Paragraph 7, amounts payable on account of Employee's death under any insurance or benefit plans or policies maintained by the Company, any vested Supplemental Retirement Benefit until the date of his 65th birthday pursuant to Paragraph 9 herein, vesting of one-half of his unvested Options and any pay-outs to which Employee is entitled to under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

               (ii) On termination for disability or incapacity, Employee's sole entitlement will be to base salary for any days worked prior to the date of termination, forgiveness of any remaining loan balance and corresponding tax gross-up payment under Paragraph 7, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained by the Company, vesting of one-half of his unvested Options and any pay-outs to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

     (c)  Discharge for Cause   If Employee is discharged for Cause or
          -------------------
resigns without Good Reason, Employee's sole entitlement will be the receipt of base salary for any days worked through the date of termination and any pay-outs to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans and this Agreement.

     (d)  Change in Control
          -----------------

          (i) Notwithstanding the foregoing, upon a Change in Control as defined in Paragraph 13(d) Employee's Options shall immediately vest following a Change in Control if either (x) the Employee's employment ceases for any reason after the expiration of three months following the Change in Control; or (y) during the three months immediately following the Change in Control he is terminated other than for Cause, Employee shall receive a "Change of Control Payment" equal to the lesser of 2.99 time his base salary (at the salary level immediately preceding the Change in Control) or, if applicable, the "280G Permitted Payment" (as defined below).

          (ii) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), would be at least three times the "base amount" determined under Code
Section 280G, then the "280G Permitted Payment" shall be the maximum amount that may be paid as a Change of Control Payment under this Section 11(d) such that the aggregate present value of such "parachute payments" to the

Employee is less than three times his "base amount." In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.

     15.  Company Property    All advertising, sales, manufacturers' and
          ----------------
other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment with the Company, are and shall remain the sole and confidential property of the Company.

     16.  Non-Competition and Confidentiality   To the maximum extent
          -----------------------------------
permissible by law:

          (a) During his employment with the Company and for a period equal to the greater of (x) of one year after the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, or (y) the period during which

Employee is entitled to receives any payments under Paragraph 14(a) of this Agreement, Employee shall not, directly or indirectly:

               (i) Induce or influence any customer, employee, consultant, independent contractor or supplier of the Company to cease to do business with or terminate his employment with the Company.

               (ii) After the cessation of his employment, engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in any retail department store business: (a) that is a direct competitor of the Company (ie. competitive lines generate at least 30% of the Company's revenues and at least 30% of the competitor's revenues); (b) with at least $250 million in gross annual sales; and (c) operating a store or stores within a 15 mile radius of any Company store which is in existence or which is under contract to be acquired or constructed by the Company at the time of Employee's termination of employment, and which competing store or stores have total gross annual sales in excess of 15% of the Company's gross annual sales for the prior year, including owned and leased businesses.

          (b) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company which Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in Paragraph 15 or any information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to Company all correspondence, documents, books, records, lists, computer programs and other writings relating to Company's business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

     (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (c).

     (d) The provisions of subparagraphs (a), (b) and (c) shall survive the cessation of Employee's employment for any reason, as well as the expiration of this Agreement at the end of its term or at any time prior thereto.

     (e) Employee acknowledges that the restrictions contained in this Paragraph 16, in view of the nature of the business in which the Company is engaged and the Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from

Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     (f) Employee agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the one year (or such longer period as may be prescribed by such section) restrictive period contained in subparagraph (a).

     (g) Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living by working for a non-competitor of the Company for the restrictive period set forth in subparagraph (a) above.

     (h) For purposes of Paragraphs 15 and 16 of this Agreement, the term "Company" shall include not only The Bon-Ton Stores, Inc., but also any of its successors, subsidiaries or affiliates.

     17.  Taxes   Employee agrees that he is responsible for paying any and
          -----
all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.

     18.  Legal Fees, Costs and Expenses    In the event of any litigation
          ------------------------------
brought by the Employee to enforce this Agreement after a Change in Control, he shall be entitled to recover his reasonable attorney's fees, costs and expenses incurred to enforce the Agreement if he prevails in the litigation. Any payment due under this Agreement which was not timely made by the Company or by the Employee shall include an award of interest at the Company's then current revolving borrowing rate.

     19.  Prior Agreements
          ----------------

          (a) Employee represents to the Company that the only contract or, to his knowledge, other limitation upon his ability to compete with any former employer is Section 6.8 of his contract with Jos A. Bank Clothiers, Inc., ("Bank"), which has been provided to the Company. Employee and the Company mutually believe that Employee's employment by the Company does not violate this provision. Employee further believes that there are no other restrictions, agreements or understandings whatsoever to which Employee is a party which could impact upon his employment under the Agreement or would prevent or make unlawful his execution of this Agreement or his employment hereunder.

          (b) Employee agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.

          (c) If litigation is commenced by Bank against Employee asserting a claim for breach of Section 5(a) of his Settlement and Mutual Releases Agreement with Bank as a result of his employment with the Company or performance of activities for the Company, the Company shall both provide the Employee with a defense and control the defense of the litigation. The Company shall indemnify and hold Employee harmless for and against any liability and damages agreed to or awarded in such litigation, and the Company's and the Employee's rights and obligation under this Agreement shall otherwise not be changed.

     20.  Entire Understanding   This Agreement contains the entire
          --------------------
understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

     21.  Modifications    This Agreement may not be modified orally but
          -------------
only by written agreement signed by Employee and the Company's Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

     22.  Provisions Separable    The provisions of this Agreement are
          --------------------
independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     23.  Consolidation, Merger or Sale of Assets    Nothing in this
          ---------------------------------------
Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

     24.  Notices    All notices, requests, demands and other communications
          -------
required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

          (a)  If to the Company:

               The Bon-Ton Stores, Inc.
               2801 East Market Street
               York, PA 17402
               Attention: Chief Employee Officer

               with a copy to:

               Henry F. Miller, Esquire
               Wolf, Block, Schorr and Solis-Cohen LLP
               1650 Arch Street
               22nd Floor
               Philadelphia, PA 19103-2097

          (b)  If to Employee:

               Frank Tworecke
               11102 Hidden Trail Drive
               Owings Mills, MD 21117

               with a copy to

               Roger C. Siske, Esquire
               Sonnenschein Nath & Rosenthal
               8000 Sears Tower
               Chicago, IL 60606-6404.


In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

     25.  No Attachment    Except as required by law, no right to receive
          -------------
payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     26.  Binding Agreement    This Agreement shall be binding upon, and
          -----------------
shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

     27.  No Assignment by Employee    Employee acknowledges that the
          -------------------------
services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Employee Officer.

     28.  Indulgences    Neither the failure nor any delay on the part of
          -----------
either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     29.  Paragraph Headings    The paragraph headings in this Agreement
          ------------------
are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     30.  Controlling Law  This Agreement and all questions relating to its
          ---------------
validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

     31.  Chief Employee Officer   In the absence of the Chief Employee
          ----------------------
Officer, the decisions of the Chief Employee Officer may be made by such other person as designated by the Board.

     32.  Execution in Counterparts    This Agreement may be executed in
          -------------------------
any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                   THE BON-TON STORES, INC.


                                   By: /s/ Heywood Wilansky
                                      ---------------------
                                       Heywood Wilansky
                                       Chief Executive Officer

                                   FRANK TWORECKE
                                       /s/ Frank Tworecke
                                   ---------------------------

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